EXHIBIT 3.3
Entity#
C3554-1989
Document Number:
20050075682-35

Date Filed:
3/23/2005 1:37:30 PM
In the office of

Dean Heller
Secretary of State

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

     QuietTiger, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

To Amend Article One of the Articles of Incorporation filed April 26, 1989, establishing the name of the corporation as Eastern Star Mining, Inc., and as subsequently amended by the Certificate of Amendment of Article of Incorporation filed December 10, 1997, establishing the name as Fan Energy, Inc., and as subsequently amended by the Certificate of Amendment of Articles of Incorporation filed February 18, 2003, establishing the name of the corporation as QuietTiger, Inc. and that hereby the name of the corporation shall be changed to MediaMax Technology Corporation so that Article One of the Articles of Incorporation is hereby amended to read in its entirety as follows:

"The name of the corporation is MediaMax Technology Corporation."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
     182,594,325

4.   Effective date of filing (optional): 3/22/05

Officer Signature (required):             /S/ Albert Golusin
                                          ---------------------------
                                              Albert Golusin